WEAVER MARTIN & SAMYN

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation in Nyxio Technologies, Inc. Registration Statement on Form S-8 of our audit report dated April 16, 2012, relating to the Financial Statements as of December 31, 2011.

/s/Weaver Martin & Samyn, LLC

Kansas City, Missouri

June 28, 2012